AMENDMENT TO LICENSE AGREEMENT


THIS AMENDMENT TO LICENSE AGREEMENT (this "Amendment"), is made effective as of the 14th day of January, 1999 (the "Effective Date"), by and between LFC Technologies, LLC, a Delaware limited liability company ("Licensee"), and SGI International, a Utah corporation having its principal place of business at 1200 Prospect Street, Suite 325, La Jolla, California 92037 ("Licensor").

RECITALS

A. The parties have entered into that certain License Agreement dated as of the dated hereof (the "Original Agreement").

B. The parties hereto desire to amend the Original Agreement in the manner hereinafter set forth.

AGREEMENT

NOW, THEREFORE, Article 5 of Original Agreement is hereby amended to read in its entirety as follows:

"Concurrent with the execution of this Agreement, Licensee will execute a Services Agreement with Licensor (the "Services Agreement") and Licensor agrees that the execution of that agreement by Licensee shall constitute full and adequate consideration for the license granted to Licensee and no other fees need be paid to Licensor hereunder."

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers or representatives as of the Effective Date.

"Licensor"                         "Licensee"

SGI International                  LFC Technologies, LLC



By:   /s/ JOSEPH A. SAVOCA         By:  /S/ SEIJI SHIRAKI
____________________________       _________________________________
Name: Joseph A. Savoca             Name: Seiji Shiraki
Title: Chief Executive Officer,    Title: Chief Executive Officer
Chairman of the Board

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